Exhibit 99.1
October 21, 2021

Dow reports third quarter 2021 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $2.23; Operating EPS1 was $2.75, compared to $0.50 in the year-ago period. Operating EPS excludes certain items in the quarter, totaling $0.52 per share, primarily related to an early extinguishment of debt.
•Net sales were $14.8 billion, up 53% versus the year-ago period and 7% sequentially, with gains in all operating segments and regions.
•Local price increased 50% versus the year-ago period and 5% sequentially, reflecting gains in all operating segments, businesses and regions, driven by tight supply and demand dynamics across key value chains.
•Volume increased 2% versus the year-ago period, driven by gains in Packaging & Specialty Plastics and Performance Materials & Coatings. Sequentially, volume was also up 2%, reflecting ongoing economic recovery and continued underlying end-market demand strength, partly offset by supply and global logistics constraints.
•Equity earnings were $249 million, up $189 million from the year-ago period, primarily driven by margin expansion at Sadara and the Kuwait joint ventures. Equity earnings were down $29 million from the prior quarter as Sadara gains were more than offset primarily by a planned maintenance turnaround at a Kuwait joint venture.
•GAAP Net Income was $1.7 billion. Operating EBIT1 was $2.9 billion, up more than $2.1 billion from the year-ago period. Gains were posted across all operating segments and businesses, reflecting margin expansion and increased equity earnings. Sequentially, operating EBIT increased 2%, on gains in Industrial Intermediates & Infrastructure and Performance Materials and Coatings.
•Cash provided by operating activities – continuing operations was $2.7 billion, up $958 million year-over-year and an increase of $698 million compared to the prior quarter. Free cash flow1 was $2.3 billion.
•Gross debt was reduced by more than $1.1 billion in the quarter. Proactive liability management actions to tender existing notes have resulted in no substantive long-term debt maturities due until 2026 and reduced annual interest expense by more than $60 million.
•Returns to shareholders totaled $918 million in the quarter, comprised of $518 million in dividends and $400 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended September 30			Three Months Ended June 30
In millions, except per share amounts	3Q21	3Q20	vs. SQLY [B / (W)]	2Q21	vs. PQ [B / (W)]
Net Sales	$14,837	$9,712	$5,125	$13,885	$952
GAAP Income, Net of Tax	$1,706	$(1)	$1,707	$1,932	$(226)
Operating EBIT[1]	$2,886	$761	$2,125	$2,828	$58
Operating EBIT Margin[1]	19.5%	7.8%	1,170 bps	20.4%	(90) bps
Operating EBITDA[1]	$3,611	$1,485	$2,126	$3,573	$38
GAAP Earnings Per Share	$2.23	$(0.04)	$2.27	$2.51	$(0.28)
Operating Earnings Per Share[1]	$2.75	$0.50	$2.25	$2.72	$0.03
Cash Provided by (Used for) Operating Activities - Cont. Ops	$2,719	$1,761	$958	$2,021	$698
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Free Cash Flow are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports third quarter 2021 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“The Dow team delivered another quarter of sequential and year-over-year top- and bottom-line growth. Despite higher energy costs and industry-wide value chain disruptions from hurricanes on the U.S. Gulf Coast, our proactive storm preparations enabled us to maintain the safety of our team and operations, and recover quickly. Coupled with our global footprint, feedstock flexibility and structural cost advantages, we continued to capture robust end-market demand and price momentum. As a result, we generated higher cash flow from operations and achieved sales growth across all segments and geographies.

Additionally, earlier this month at our 2021 Investor Day we outlined a strategic plan to increase underlying EBITDA by more than $3 billion across the cycle through the implementation of a phased and disciplined approach to decarbonize our footprint and grow earnings. Our strategy enables us to capture demand growth for circular and low- to zero-carbon emissions products; progress our productivity actions; and continue to deliver our financial priorities.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q21	3Q20	vs. SQLY [B / (W)]	2Q21	vs. PQ [B / (W)]
Net Sales	$7,736	$4,565	$3,171	$7,121	$615
Operating EBIT	$1,954	$647	$1,307	$2,014	$(60)
Operating EBIT Margin	25.3%	14.2%	1,110 bps	28.3%	(300) bps
Equity Earnings	$124	$71	$53	$130	$(6)

Packaging & Specialty Plastics segment net sales were $7.7 billion, up 69% versus the year-ago period. Local price increased 63% year-over-year due to tight supply and demand dynamics, with gains in both businesses and across all regions. Volume increased 5% year-over-year, as gains in energy and olefins were partly offset by lower polyethylene volumes due to weather-related supply constraints. Currency increased net sales by 1%. On a sequential basis, the segment recorded a 9% net sales improvement, primarily driven by continued local price gains in the U.S. & Canada.

Equity earnings for the segment were $124 million, up $53 million compared to the year-ago period due to higher integrated polyethylene margins at the principle joint ventures. On a sequential basis, equity earnings decreased by $6 million as earnings improvement at Sadara was more than offset by rising energy costs at the Kuwait and Thai joint ventures.

Operating EBIT was $2 billion, compared to $647 million in the year-ago period, reflecting Op. EBIT margin improvement in the core business, which was up 1,110 basis points. Sequentially, Op. EBIT was down $60 million, and Op. EBIT margins declined by 300 basis points on higher raw material and energy costs.

Packaging and Specialty Plastics business reported a net sales increase versus the year-ago period, led by local price gains in industrial & consumer packaging, and flexible food & beverage packaging applications. Volumes declined year-over-year due to lower polyethylene supply from planned maintenance turnarounds and weather-related outages. Compared to the prior quarter, the business delivered increased volume and price gains on strong demand in industrial & consumer packaging applications that were partly offset by additional weather-related outages.

Dow reports third quarter 2021 results

Hydrocarbons & Energy
Hydrocarbons & Energy business reported a net sales increase compared to the year-ago period, driven primarily by higher local prices and volumes in olefins and aromatics. Sequentially, the business delivered sales gains due to local price increases, which were partly offset by lower volumes as a result of planned maintenance turnarounds and weather-related outages.

Industrial Intermediates & Infrastructure

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q21	3Q20	vs. SQLY [B / (W)]	2Q21	vs. PQ [B / (W)]
Net Sales	$4,481	$3,058	$1,423	$4,215	$266
Operating EBIT	$713	$104	$609	$648	$65
Operating EBIT Margin	15.9%	3.4%	1,250 bps	15.4%	50 bps
Equity Earnings (Losses)	$122	$(13)	$135	$144	$(22)

Industrial Intermediates & Infrastructure segment net sales were $4.5 billion, up 47% versus the year-ago period. Local price improved 49% year-over-year with gains in both businesses and in all regions on tight supply and demand dynamics. Currency increased net sales by 2%. Despite strong demand, volumes declined 4% year-over-year due to a planned transition of a low-margin coproducer contract, weather-related outages and third-party supply constraints. On a sequential basis, the segment recorded a net sales increase of 6%, driven by volume and price gains in both businesses due to strong demand and improved supply availability.

Equity earnings for the segment were $122 million, an increase of $135 million compared to the year-ago period, driven by margin expansion at the Sadara and Kuwait joint ventures. On a sequential basis, equity earnings decreased by $22 million as the Kuwait joint ventures’ margin improvement was more than offset by planned maintenance turnaround activity, as well as reduced margins at the Thai joint ventures.

Operating EBIT was $713 million, an increase of $609 million compared to the year-ago period, primarily due to continued tight supply and demand dynamics in both businesses. Op. EBIT margins were up 1,250 basis points year-over-year. Sequentially, Op. EBIT was up $65 million, and Op. EBIT margins expanded by 50 basis points on volume and price gains in both businesses.

Polyurethanes & Construction Chemicals business increased net sales compared to the year-ago period with price gains in all regions on tight supply and demand dynamics in key value chains. Volume declines year-over-year were primarily driven by a planned transition of a low-margin coproducer contract, weather-related outages and third-party supply constraints. Sequentially, the business delivered sales growth due to higher local price and volume increases from additional supply availability to meet resilient demand.

Industrial Solutions business net sales increased from the year-ago period with local price gains in all regions. Volume increased year-over-year on strong demand, particularly in industrial manufacturing and energy applications. Net sales increased sequentially on volume growth primarily in coatings and industrial applications from increased supply as well as on local price gains in all regions.

Performance Materials & Coatings

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q21	3Q20	vs. SQLY [B / (W)]	2Q21	vs. PQ [B / (W)]
Net Sales	$2,526	$2,002	$524	$2,465	$61
Operating EBIT	$284	$75	$209	$225	$59
Operating EBIT Margin	11.2%	3.7%	750 bps	9.1%	210 bps
Equity Earnings	$3	$1	$2	$—	$3

Dow reports third quarter 2021 results

Performance Materials & Coatings segment net sales were $2.5 billion, up 26% versus the year-ago period. Local price increased 23% year-over-year due to tight supply and demand dynamics, with gains in both businesses and in all regions. Volume increased 2% year-over-year as stronger demand for mobility, electronics, personal care and industrial applications was partly offset by supply constraints for acrylic monomers and architectural coatings. Currency increased net sales by 1% year-over-year. On a sequential basis, the segment recorded a 2% increase in sales with price gains in both businesses and in all regions. Volume declined 5% sequentially as continued consumer and industrial demand strength was more than offset by third-party supply and global logistics constraints.

Operating EBIT was $284 million, compared to $75 million in the year-ago period, as Op. EBIT margins increased 750 basis points due to strong price momentum and robust demand recovery for silicones and industrial coatings offerings. Sequentially, Op. EBIT was up $59 million, expanding Op. EBIT margins by 210 basis points on price gains leading to margin expansion.

Consumer Solutions business achieved higher net sales year-over-year with local price gains in all regions. Volume increased versus the year-ago period, led by stronger consumer demand for personal care, mobility, and electronics offerings. Sequentially, sales were down as price increases in all regions were more than offset by volume declines from planned maintenance and third-party supply and logistics constraints.

Coatings & Performance Monomers business achieved increased net sales year-over-year as higher raw material costs and tight supply and demand dynamics led to local price gains in all regions. Volumes were down versus the year-ago period as demand recovery for industrial coatings was more than offset by supply availability challenges due to weather-related outages and third-party supply and logistics constraints. Sequentially, the business delivered local price gains in all regions. Volume increased sequentially due to continued strong demand for acrylic monomers and architectural coatings and increased supply.

OUTLOOK

“We continue to see robust end-market demand that is expected to extend into 2022, coupled with near-term logistics constraints and low inventory levels across our value chains,” said Fitterling. “Looking ahead, Dow is well-positioned to increase earnings, cash flow and returns as we decarbonize our footprint and achieve our 2030 and 2050 carbon emissions reduction targets. We will continue to build on our competitive advantage with growth from higher-margin, sustainability-driven, downstream solutions, and value-accretive investments to replace end-of-life assets with carbon-efficient and higher-ROIC production. Dow expects to deliver significant long-term value for shareholders as we continue to apply our balanced capital allocation approach to grow earnings while maintaining our strong operational and financial discipline.”

Conference Call
Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company, with a purpose to deliver a sustainable future for the world through our materials science expertise and collaboration with our partners. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer care.

Dow reports third quarter 2021 results

Dow operates 106 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $39 billion in 2020. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

###

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this presentation are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow’s contemplated capital and operating projects; Dow’s ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; and disruptions in Dow’s information technology networks and systems.

Risks related to Dow’s separation from DowDuPont Inc. include, but are not limited to: (i) Dow’s inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont Inc.; (ii) certain tax risks associated with the separation; (iii) the failure of Dow’s pro forma financial information to be a reliable indicator of Dow’s future results; (iv) non-compete restrictions under the separation agreement; (v) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont de Nemours, Inc. (“DuPont”) and Corteva, Inc. (“Corteva”), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (vi) Dow’s obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow assumes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Net sales	$14,837	$9,712	$40,604	$27,836
Cost of sales	11,611	8,371	32,413	24,211
Research and development expenses	210	193	632	554
Selling, general and administrative expenses	403	372	1,209	1,063
Amortization of intangibles	100	100	301	300
Restructuring and asset related charges - net	—	617	22	719
Integration and separation costs	—	63	—	174
Equity in earnings (losses) of nonconsolidated affiliates	249	60	751	(124)
Sundry income (expense) - net	(350)	182	(225)	154
Interest income	14	6	35	27
Interest expense and amortization of debt discount	178	202	561	617
Income before income taxes	2,248	42	6,027	255
Provision for income taxes	542	43	1,383	215
Net income (loss)	1,706	(1)	4,644	40
Net income attributable to noncontrolling interests	23	24	69	51
Net income (loss) available for Dow Inc. common stockholders	$1,683	$(25)	$4,575	$(11)
		—		—
Per common share data:
Earnings (loss) per common share - basic	$2.25	$(0.04)	$6.11	$(0.02)
Earnings (loss) per common share - diluted	$2.23	$(0.04)	$6.06	$(0.02)

Weighted-average common shares outstanding - basic	744.5	740.5	745.4	740.0
Weighted-average common shares outstanding - diluted	750.0	740.5	750.9	740.0

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2021	Dec 31, 2020
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2021: $49; 2020: $26)	$2,911	$5,104
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2021: $59; 2020: $51)	6,844	4,839
Other	2,565	2,551
Inventories	7,111	5,701
Other current assets	962	889
Total current assets	20,393	19,084
Investments
Investment in nonconsolidated affiliates	1,910	1,327
Other investments (investments carried at fair value - 2021: $1,958; 2020: $1,674)	3,053	2,775
Noncurrent receivables	472	465
Total investments	5,435	4,567
Property
Property	56,522	56,325
Less: Accumulated depreciation	36,874	36,086
Net property (variable interest entities restricted - 2021: $187; 2020: $232)	19,648	20,239
Other Assets
Goodwill	8,801	8,908
Other intangible assets (net of accumulated amortization - 2021: $4,747; 2020: $4,428)	2,962	3,352
Operating lease right-of-use assets	1,727	1,856
Deferred income tax assets	1,357	2,215
Deferred charges and other assets	1,426	1,249
Total other assets	16,273	17,580
Total Assets	$61,749	$61,470
Liabilities and Equity
Current Liabilities
Notes payable	$270	$156
Long-term debt due within one year	291	460
Accounts payable:
Trade	4,601	3,763
Other	2,896	2,126
Operating lease liabilities - current	413	416
Income taxes payable	621	397
Accrued and other current liabilities	3,701	3,790
Total current liabilities	12,793	11,108
Long-Term Debt (variable interest entities nonrecourse - 2021: $4; 2020: $6)	14,027	16,491
Other Noncurrent Liabilities
Deferred income tax liabilities	501	405
Pension and other postretirement benefits - noncurrent	8,586	11,648
Asbestos-related liabilities - noncurrent	962	1,013
Operating lease liabilities - noncurrent	1,428	1,521
Other noncurrent obligations	6,424	6,279
Total other noncurrent liabilities	17,901	20,866
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2021: 761,777,581 shares; 2020: 755,993,198 shares)	8	8
Additional paid-in capital	7,988	7,595
Retained earnings	19,357	16,361
Accumulated other comprehensive loss	(9,665)	(10,855)
Unearned ESOP shares	(24)	(49)
Treasury stock at cost (2021: 22,163,169 shares; 2020: 12,803,303 shares)	(1,225)	(625)
Dow Inc.’s stockholders’ equity	16,439	12,435
Noncontrolling interests	589	570
Total equity	17,028	13,005
Total Liabilities and Equity	$61,749	$61,470

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2021	Sep 30, 2020
Operating Activities
Net income	$4,644	$40
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,187	2,148
Provision (credit) for deferred income tax	488	(198)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	(519)	515
Net periodic pension benefit cost	34	195
Pension contributions	(1,166)	(188)
Net gain on sales of assets, businesses and investments	(67)	(283)
Restructuring and asset related charges - net	22	719
Other net loss	874	288
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(2,222)	339
Inventories	(1,502)	587
Accounts payable	1,487	(560)
Other assets and liabilities, net	252	994
Cash provided by operating activities - continuing operations	4,512	4,596
Cash used for operating activities - discontinued operations	(78)	—
Cash provided by operating activities	4,434	4,596
Investing Activities
Capital expenditures	(1,035)	(955)
Investment in gas field developments	(44)	(5)
Purchases of previously leased assets	(5)	(4)
Proceeds from sales of property and businesses, net of cash divested	15	295
Acquisitions of property and businesses, net of cash acquired	(107)	(130)
Investments in and loans to nonconsolidated affiliates	—	(280)
Distributions and loan repayments from nonconsolidated affiliates	11	7
Purchases of investments	(1,004)	(582)
Proceeds from sales and maturities of investments	644	1,009
Other investing activities, net	(10)	29
Cash used for investing activities	(1,535)	(616)
Financing Activities
Changes in short-term notes payable	(44)	(267)
Proceeds from issuance of short-term debt greater than three months	144	163
Payments on short-term debt greater than three months	—	(163)
Proceeds from issuance of long-term debt	95	4,649
Payments on long-term debt	(2,638)	(4,347)
Purchases of treasury stock	(600)	(125)
Proceeds from issuance of stock	212	53
Transaction financing, debt issuance and other costs	(536)	(175)
Employee taxes paid for share-based payment arrangements	(11)	(26)
Distributions to noncontrolling interests	(35)	(19)
Dividends paid to stockholders	(1,561)	(1,552)
Cash used for financing activities	(4,974)	(1,809)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(57)	4
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	(2,132)	2,175
Cash, cash equivalents and restricted cash at beginning of period	5,108	2,380
Cash, cash equivalents and restricted cash at end of period	$2,976	$4,555
Less: Restricted cash and cash equivalents, included in "Other current assets"	65	6
Cash and cash equivalents at end of period	$2,911	$4,549

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Packaging & Specialty Plastics	$7,736	$4,565	$20,939	$13,175
Industrial Intermediates & Infrastructure	4,481	3,058	12,303	8,520
Performance Materials & Coatings	2,526	2,002	7,114	5,922
Corporate	94	87	248	219
Total	$14,837	$9,712	$40,604	$27,836
U.S. & Canada	$5,476	$3,391	$14,431	$9,885
EMEAI [1]	5,229	3,272	14,660	9,394
Asia Pacific	2,579	2,073	7,423	5,850
Latin America	1,553	976	4,090	2,707
Total	$14,837	$9,712	$40,604	$27,836

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2021				Nine Months Ended Sep 30, 2021
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	63%	1%	5%	69%	52%	3%	4%	59%
Industrial Intermediates & Infrastructure	49	2	(4)	47	41	3	—	44
Performance Materials & Coatings	23	1	2	26	14	3	3	20
Total	50%	1%	2%	53%	40%	3%	3%	46%
Total, excluding the Hydrocarbons & Energy business	45%	1%	(1)%	45%	36%	3%	—%	39%
U.S. & Canada	56%	—%	5%	61%	44%	—%	2%	46%
EMEAI [1]	55	2	3	60	45	6	5	56
Asia Pacific	28	2	(6)	24	24	3	—	27
Latin America	60	—	(1)	59	51	—	—	51
Total	50%	1%	2%	53%	40%	3%	3%	46%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2021
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	6%	—%	3%	9%
Industrial Intermediates & Infrastructure	3	(1)	4	6
Performance Materials & Coatings	7	—	(5)	2
Total	5%	—%	2%	7%
Total, excluding the Hydrocarbons & Energy business	4%	—%	2%	6%
U.S. & Canada	12%	—%	(1)%	11%
EMEAI [1]	2	(1)	1	2
Asia Pacific	1	—	3	4
Latin America	3	—	10	13
Total	5%	—%	2%	7%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Packaging & Specialty Plastics		$1,954	$647	$5,196	$1,545
Industrial Intermediates & Infrastructure		713	104	1,687	59
Performance Materials & Coatings		284	75	571	264
Corporate		(65)	(65)	(186)	(207)
Total		$2,886	$761	$7,268	$1,661

Depreciation and Amortization by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Packaging & Specialty Plastics		$354	$344	$1,042	$1,030
Industrial Intermediates & Infrastructure		157	155	481	450
Performance Materials & Coatings		207	217	642	648
Corporate		7	8	22	20
Total		$725	$724	$2,187	$2,148

Operating EBITDA by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Packaging & Specialty Plastics		$2,308	$991	$6,238	$2,575
Industrial Intermediates & Infrastructure		870	259	2,168	509
Performance Materials & Coatings		491	292	1,213	912
Corporate		(58)	(57)	(164)	(187)
Total		$3,611	$1,485	$9,455	$3,809

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Packaging & Specialty Plastics		$124	$71	$360	$96
Industrial Intermediates & Infrastructure		122	(13)	381	(202)
Performance Materials & Coatings		3	1	5	4
Corporate		—	1	5	(22)
Total		$249	$60	$751	$(124)

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended			Nine Months Ended
In millions (Unaudited)	Jun 30, 2021	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Net income (loss)	$1,932	$1,706	$(1)	$4,644	$40
+ Provision for income taxes	524	542	43	1,383	215
Income before income taxes	$2,456	$2,248	$42	$6,027	$255
- Interest income	13	14	6	35	27
+ Interest expense and amortization of debt discount	187	178	202	561	617
- Significant items	(198)	(474)	(523)	(715)	(816)
Operating EBIT (non-GAAP)	$2,828	$2,886	$761	$7,268	$1,661

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,248	$1,683	$2.23
Less: Significant items
Digitalization program costs [4]	(40)	(32)	(0.04)	Cost of sales ($36 million); R&D ($1 million); SG&A ($3 million)
Restructuring, implementation costs and asset related charges - net [5]	(16)	(13)	(0.02)	Cost of sales ($13 million); R&D ($2 million); SG&A ($1 million)
Loss on early extinguishment of debt	(472)	(387)	(0.52)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	54	42	0.06	Sundry income (expense) - net
Total significant items	$(474)	$(390)	$(0.52)
Operating results (non-GAAP)	$2,722	$2,073	$2.75

Significant Items Impacting Results for the Three Months Ended Sep 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$42	$(25)	$(0.04)
Less: Significant items
Integration and separation costs	(63)	(49)	(0.06)	Integration and separation costs
Restructuring, implementation costs and asset related charges - net [5]	(617)	(495)	(0.67)	Restructuring and asset related charges - net
Net gain on divestitures [6]	220	195	0.26	Sundry income (expense) - net
Loss on early extinguishment of debt	(63)	(52)	(0.07)	Sundry income (expense) - net
Total significant items	$(523)	$(401)	$(0.54)
Operating results (non-GAAP)	$565	$376	$0.50
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program. The three months ended September 30, 2020 include pretax restructuring charges of $575 million related to the 2020 Restructuring Program, including the following charges: $297 million for severance and related benefit costs, $197 million for asset write-downs and write-offs and $81 million for contract terminations and environmental remediation costs. Also includes other asset impairment charges of $46 million.
6.Primarily related to a gain on the sale of rail infrastructure in the U.S. & Canada.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$6,027	$4,575	$6.06
Less: Significant items
Digitalization program costs [4]	(121)	(94)	(0.12)	Cost of sales ($106 million); R&D ($2 million); SG&A ($13 million)
Restructuring, implementation costs and asset related charges - net [5]	(69)	(55)	(0.07)	Cost of sales ($39 million); R&D ($5 million); SG&A ($3 million); Restructuring and asset related charges - net ($22 million)
Loss on early extinguishment of debt	(574)	(471)	(0.63)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	54	42	0.06	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(5)	(5)	(0.01)	Sundry income (expense) - net
Total significant items	$(715)	$(583)	$(0.77)
Operating results (non-GAAP)	$6,742	$5,158	$6.83

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$255	$(11)	$(0.02)
Less: Significant items
Integration and separation costs	(174)	(136)	(0.18)	Integration and separation costs
Restructuring, implementation costs and asset related charges - net [5]	(719)	(580)	(0.79)	Restructuring and asset related charges - net
Net gain on divestitures [7]	220	195	0.26	Sundry income (expense) - net
Loss on early extinguishment of debt	(149)	(122)	(0.16)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	6	6	0.01	Sundry income (expense) - net
Total significant items	$(816)	$(637)	$(0.86)
Operating results (non-GAAP)	$1,071	$626	$0.84
1."Income before income taxes"
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program. The three months ended September 30, 2020 include pretax restructuring charges of $575 million related to the 2020 Restructuring Program, including the following charges: $297 million for severance and related benefit costs, $197 million for asset write-downs and write-offs and $81 million for contract terminations and environmental remediation costs. Also includes other asset impairment charges of $46 million.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Primarily related to a gain on the sale of rail infrastructure in the U.S. & Canada.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,456	$1,901	$2.51
Less: Significant items
Digitalization program costs [4]	(48)	(37)	(0.05)	Cost of sales ($41 million); R&D ($1 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [5]	(43)	(34)	(0.04)	Cost of sales ($17 million); R&D ($2 million); SG&A ($2 million); Restructuring and asset related charges - net ($22 million)
Loss on early extinguishment of debt	(102)	(84)	(0.11)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(5)	(5)	(0.01)	Sundry income (expense) - net
Total significant items	$(198)	$(160)	$(0.21)
Operating results (non-GAAP)	$2,654	$2,061	$2.72
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Reconciliation of Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Cash provided by operating activities - continuing operations (GAAP)	$2,719	$1,761	$4,512	$4,596
Capital expenditures	(413)	(287)	(1,035)	(955)
Free cash flow (non-GAAP) [1]	$2,306	$1,474	$3,477	$3,641
1.Free cash flow in the first nine months of 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021
Cash provided by (used for) operating activities - continuing operations (GAAP)	$1,656	$(228)	$2,021	$2,719
Operating EBITDA (non-GAAP)	$1,780	$2,271	$3,573	$3,611
Cash flow conversion (Operating EBITDA to cash flow from operations) (non-GAAP) [1]	93.0%	(10.0)%	56.6%	75.3%
Cash flow conversion - trailing twelve months (non-GAAP)				54.9%
1.Cash flow conversion in the first quarter of 2021 reflects a $1 billion elective pension contribution.